Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

C-Chip and Rent Centric enter into a strategic partnership

Montreal, December 2, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) (Frankfurt WKN: 255471) is pleased to announce that it has entered into a strategic partnership with Rent Centric, Inc., a leader in the provisioning of software solutions to the car rental industry. The agreement will involve the marketing of C-Chip's products as part of Rent Centric Inc's solutions offered to vehicle rental organizations.

Michael Youssef, President, Rent Centric, Inc. indicates: "I'm extremely pleased to have reached this agreement with C-Chip. Their products are truly state-of-the-art and complement our focus to offer end-to-end management control solutions to the vehicle rental industry. I believe our customers will find significant benefits using C-Chip's product offerings along with Rent Centric On-Demand automation systems."

Rent Centric, Inc. and C-Chip's co-marketing drive will mainly involve the Credit-Chip, the Shadow and the Falcon.

The Credit-Chip is a unidirectional communication benefit-denial receiver which can be incorporated into any vehicle. It offers owners, using a simple web-based application, the ability to "turn on"/"turn off" leased vehicles by connecting a C-Chip sensor to the starter.

The SHADOW has the same capabilities as the Credit-Chip, but adds two-way communication as well as GPS location / tracking and other monitoring features. Additional options can include notification of excess speed, notification in case of theft, starter and fuel pump interrupt - all requests are charged to users on a pay-per-use basis. This unit is very small - about the size of a cigarette pack and is one of the lowest priced tracking devices available on the market today.

The FALCON is a wireless anti-theft device that uses RFID technology to identify authorized users. RFID technology enables the identification of authorized users through the use of radio frequency. A transponder is attached to the key chain that talks to wireless switches. If the transponder does not talk to the switches, the car will not start. Switches can be installed to the starter, fuel pump, transmission, ignition, or any combination thereof. As wireless links are used, they are virtually impossible to locate since they can be installed almost anywhere in the vehicle.

Stephane Solis, President & CEO, C-Chip says: "Rent Centric is focusing on a market segment that offers substantial growth for our company. They have a clear focus and we expect that they will be able to leverage their existing clientele base to achieve significant revenues selling our products. The car rental industry is a sector that we were targeting and this agreement with Rent Centric will allow us to speed up our penetration of the market "

About C-Chip Technologies Corporation
 C-Chip Technologies Corporation operates in the security industry. We are positioned in an emerging and rapidly growing industry that is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. We provide corporations and institutions security solutions for well-identified business needs The Company's goal is to be recognized as a leading provider of security services, credit and asset management solutions used by corporations, financial institutions, insurance companies, car rental companies and urban fleet managers

About Rent Centric, Inc.
Headquartered in Toronto, Rent Centric, Inc. is a unique organization in that it is a full-fledged IT development company dedicated to providing automation systems for vehicle rental organizations worldwide. Recognizing the lack of advanced sales/management systems available to auto rental organizations worldwide, Rent Centric, Inc's mission is to help those companies reach strategic levels of automation. Rent Centric, Inc's solutions are designed to assist auto rental operations to improve their bottom line. The current implementation of Rent Centric (Rent Centric, Inc.'s flagship automation system), which is browser-based, Microsoft .NET enabled, and offering centralized control, places Rent Centric, Inc. in the unique position of being able to meet the needs of large franchises and small rental operations alike, with virtually no maintenance requirements. By providing a combination of turn-key products with the option of accessing their expert Professional Services, Rent Centric, Inc. solutions also offer a high degree of flexibility to meet changing business and administration needs. Rent Centric, Inc.'s commitment is to continue to provide it's customers with easy-to-implement, proven, flexible solutions that are well priced.

About Rent CentricTM Solutions
 Rent CentricTM is the only truly web based commercially deployed vehicle (truck, RV and motorcycle) car rental software solution available on the global market today. The system affords car rental companies centralized, management control, for offering best-in-class service to the leisure and insurance replacement markets. The system provides the most comprehensive management capabilities to authorized car rental users and customers, from any web connected device (including personal computers, hand held PCs, mobile phones etc.). This easy access does not require any initial setup, installation, or configuration of any client-side software, for any of those devices to be completely operational and interactive. From an ongoing systems support perspective, Rent CentricTM is therefore considered practically maintenance free. Rent CentricTM enables car rental employees to easily and quickly work through the many steps required for handling their auto rental responsibilities effectively; allowing for excellence in client service, fleet management and overall business control. Detailed information on Rent CentricTM solutions is available on the Rent Centric, Inc. web-site at www.rentcentric.com

About the C-ChipTM Technology
 The C-ChipTM technology is a new wireless, web-based  set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offer significant opportunities within the security industry, particularly as anti-theft, credit and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com

Contacts:

Stephane Solis, President & CEO	Michael Youssef, President
C-Chip Technologies Corporation	Rent Centric, Inc.
514-337-2447	416-250-1519
ssolis@c-chip.com	Michael.youssef@rentcentric.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.